Exhibit 99.1

World Fuel Services Corporation Names Jill B. Smart to the Board of Directors

MIAMI--(BUSINESS WIRE)--September 7, 2021--World Fuel Services Corporation (NYSE: INT) today announced the appointment of Jill B. Smart to the Board of Directors of the company.

“We are delighted to have Jill join our Board of Directors,” said Michael J. Kasbar, chairman and chief executive officer. “She is an accomplished human resources executive who brings a wealth of expertise in human capital management and executing organizational transformation. Jill’s skill set will be a strategic asset to our company and help us accelerate our long-term growth objectives.”

Ms. Smart spent more than 33 years at Accenture plc, a global professional services company, before retiring in 2014 after having served as Accenture’s Chief Human Resources Officer for the last 10 years. As CHRO, she was responsible for all aspects of Accenture’s global human resources ("HR") agenda including resource planning, recruitment, onboarding, training and development, staffing and deployment, performance management, employee engagement, succession planning and transitions. Prior to her various HR management roles at Accenture, Ms. Smart held business integration consulting positions for clients in a variety of industries, focusing on integration strategy, technology, business processes, functional applications and human performance components.

Since 2015, Ms. Smart has served as President of the National Academy of Human Resources (NAHR), which recognizes individuals and institutions in the HR profession for their achievements and advances the work of the HR profession through research and outreach. Ms. Smart has served as a member of the board of directors of EPAM Systems, Inc. (NYSE: EPAM), a leading global product development and platform engineering services company, since 2016 and currently serves as the chair of its compensation committee. In addition, Ms. Smart is a director at AlixPartners, LLC, a results-driven global management consulting firm that specializes in helping businesses address their most complex and critical challenges, a director at HireRight, LLC, a market-leading provider of on-demand employment background checks and screening, and a member of the advisory board at Cerity Partners LLC, an SEC-registered investment advisor and wealth management firm. Ms. Smart is the founder and CEO of JBSmart Consulting, LLC, where she provides HR advisory and coaching services.

Ms. Smart is a Fellow of the National Academy of Human Resources and the Human Resources Policy Institute, as well as a member of the Peer Roundtable for CHROs and the G100 Talent Consortium Advisory Board. Ms. Smart is also a past Trustee of the University of Illinois Board of Trustees and is currently a member of the University’s President’s Advisor Council, the Dean’s Business Council at the Gies College of Business, and the University of Illinois’ Chicago Athletic Advisory Board.

Ms. Smart will serve as a member of the company’s Compensation and Governance committees.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services is a global energy management company involved in providing energy procurement advisory services, supply fulfillment and transaction and payment management solutions to commercial and industrial customers, principally in the aviation, marine and land transportation industries. World Fuel Services sells fuel and delivers services to its clients at more than 8,000 locations in more than 200 countries and territories worldwide.

For more information, visit www.wfscorp.com.

Contacts

Ira M. Birns, Executive Vice
President & Chief Financial Officer

Glenn Klevitz, Vice President,
Treasurer & Investor Relations
(305) 351-4763
investors@wfscorp.com